SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): March 17, 1997
                        Commission File Number: 0-25386


                         FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


              NEVADA                      87-0504461
     (State or other jurisdiction of     (IRS Employer
     incorporation or organization)   Identification No.)



        3006 HIGHLAND DRIVE
             SUITE 206
       SALT LAKE CITY, UTAH                  84106
       (Address of Principal              (Zip Code)
        Executive Offices)

              Registrant's Telephone Number, including Area Code:
                        (801) 486-5555



                             N/A
     (Former name, former address, and formal fiscal year, if changed since last report)



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                             ITEM 5.  OTHER EVENTS
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     FX Energy, Inc. (the "Company"), reported on March 17, 1997, the results for its year ended December 31, 1996. Revenue for the year was $2.4 million, up from $2.1 million in the prior year. The increase in revenue was primarily due to an increase in oil prices during 1996. Net loss for the year was $4.9 million or $0.49 per share as compared to $2.5 million or $0.27 per share in the prior year. The increase in the net loss from 1995 resulted primarily from two non-recurring charges: (1) a $1.2 million adjustment in the Company's domestic undeveloped properties in Nevada which the Company deemed prudent to take as a result of a change in focus toward its international operations in Poland; and
(2) $1.5 million of exploration expenses that were actually paid by RWE-DEA, the Company's partner in the Baltic Concession, but which are nevertheless shown as an expense on the Company's consolidated financial statements. RWE-DEA and the Company are working jointly to complete documentation which will change the accounting treatment of these exploration expenditures.

     Both of the non-recurring charges were recorded in the Company's fourth quarter, which resulted in a net loss of $3.5 million for the quarter as compared to a loss of $1.3 million in the corresponding quarter of 1995. Without the $2.7 million in non-recurring charges in the fourth quarter 1996, the Company would have had an $800,000 loss or $0.08 per share, compared to the $1.3 million loss or $0.16 per share in the fourth quarter 1995.

     The Company also announced that the Orneta #1 well in the Company's Baltic Concession, which is being drilled under a joint agreement with RWE-DEA, has reached a depth of 6,500 feet. The well is scheduled to be drilled to a depth of approximately 8,600 feet and drilling is proceeding as expected.

     The Company ended 1996 with working capital of $13.8 million, an amount more than sufficient to fund its projected exploration and development budget for 1997. The Company expects to drill at least four additional exploratory wells this year in Poland, plus developmental wells as warranted.

     For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see the Company 's 1995 annual report on Form 10-KSB and other SEC reports.

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                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 18, 1996             FX ENERGY, INC.


                                   By:/s/Scott J. Duncan, Vice President